Exhibit 99.1
eBay Inc. Reports First Quarter Results

•	Total Payment Volume of $61 billion and Gross Merchandise Volume of $20 billion

•	Revenue of $4.45 billion and Non-GAAP EPS of $0.77 per share

•	Free Cash Flow of $829 million; Repurchased $1 billion of common stock

San Jose, California, April 22, 2015 - Global commerce platform and payments leader eBay (Nasdaq: EBAY) today reported that revenue for the first quarter ended March 31, 2015 increased to $4.45 billion. GAAP earnings were $626 million or $0.51 per diluted share, and Non-GAAP earnings were $943 million or $0.77 per diluted share, driven by transaction growth and expense control.

eBay Inc.’s commerce and payments ecosystems continued to increase the role they play in global commerce, but the strengthening dollar significantly impacted first quarter results and reduced the 9% organic growth rate to 4%. Revenue growth was negatively impacted by foreign currency translation at eBay and PayPal by 7 pts and 3 pts respectively, with benefits from foreign currency hedging partially offsetting the impact at PayPal. Additionally, weaker local currencies in some markets led to reduced demand for goods in export-oriented markets like North America, impacting the growth of cross border trade.

“We had a strong first quarter, with eBay and PayPal off to a good start for the full year,” said eBay Inc. President and CEO John Donahoe. “I feel very good about the performance of our teams at eBay and PayPal. Each business is executing well with greater focus and operating discipline as we prepare to separate eBay and PayPal into independent publicly traded companies. We are moving forward with clarity and speed, with a smooth separation expected in the third quarter. We are deeply committed to setting up eBay and PayPal to succeed and to deliver sustainable value to our shareholders.”

PayPal net total payment volume (TPV) grew 18% in the first quarter to $61 billion, with Merchant Services volume up 26% and on-eBay volume down 1%. Payment volume through eBay Marketplaces was $15 billion, representing 24% of total TPV.  Revenue grew to $2.1 billion. PayPal gained 3.6 million new active accounts in the quarter, up 11% to 165 million, and processed more than 1 billion transactions in the quarter, up 24%. PayPal deepened its customer engagement with transactions per active account increasing to 23 in the quarter and monetization per active account increasing to $49. The strong, steady growth of PayPal’s customer base coupled with rising engagement reflects the growing popularity and relevance of the PayPal value proposition globally. We announced two acquisitions to bolster and accelerate PayPal's ability to partner with merchants and deepen its trusted relationship with consumers. The acquisition of Paydiant helps PayPal extend its mobile value proposition to the offline world for merchants and consumers while its acquisition of CyActive strengthens PayPal's security capabilities and will act as the foundation of PayPal's new security center of excellence.

eBay Marketplaces gross merchandise volume (GMV) declined 2%, with the strengthening dollar significantly impacting results. In the U.S., GMV was up 2%, while International volume was down 4%, producing $2.1 billion in revenue. On a fx-neutral basis, International GMV was up 7% and global GMV was up 5%. Marketplaces gained 2.1 million new buyers in the quarter, up 8% to 157 million. While active buyer growth continued to decline on a rolling 12-month basis, we are seeing signs that our business is stabilizing, with both three-month active buyer growth and FX neutral GMV growth flat at 5% on a sequential basis. Sold item growth improved sequentially to 9%. We are continuing to invest to improve buyer and seller experiences and provide consistency across devices while building platform capability to improve traffic.

eBay Enterprise enabled its clients to grow same store sales 10% and generated gross merchandise sales (GMS) of more than $1 billion. Revenue grew to $288 million. We continue to explore strategic options for eBay Enterprise. It is a strong business and a leading partner for large retailers, managing mission critical components of their e-commerce initiatives.

First Quarter 2015 Financial Highlights (presented in millions, except per share data and percentages)

	First Quarter
	2015	2014	Change
eBay Inc.
Net revenue	$4,448	$4,262	$186	4%
Enabled Commerce Volume (ECV)	$67,760	$58,495	$9,265	16%
GAAP
Net income (loss)	$626	$(2,326)	$2,952	127%
Earnings per diluted share	$0.51	$(1.82)	$2.33	128%
Non-GAAP
Net income	$943	$899	$44	5%
Earnings per diluted share	$0.77	$0.70	$0.07	10%
Business Units
Payments
Net revenue	$2,108	$1,845	$263	14%
Net total payment volume (TPV)	$61,413	$52,006	$9,407	18%
Marketplaces
Net revenue	$2,069	$2,155	$(86)	(4)%
Gross merchandise volume (GMV)	$20,195	$20,545	$(350)	(2)%
Enterprise
Net revenue	$288	$269	$19	7%
Gross merchandise Sales (GMS)	$1,014	$936	$78	8%

Other Selected Financial and Operational Results

•
Operating margin — GAAP operating margin decreased to 16.4% for the first quarter of 2015, compared to 20.6% for the same period last year. Non-GAAP operating margin increased to 27.0% in the first quarter, compared to 26.9% for the same period last year.

•
Taxes — The GAAP effective tax rate for the first quarter of 2015 was 15.4%, compared to 366.4% for the first quarter of 2014. The non-GAAP effective tax rate for the first quarter of 2015 was 21.5% compared to 21.2% for the first quarter of 2014.

•	Cash flow — The company generated $1.2 billion of operating cash flow and $829 million of free cash flow during the first quarter of 2015.

•
Stock repurchase program — The company repurchased approximately $1.0 billion of its common stock, 17.6 million shares, in the first quarter. The company's total repurchase authorization remaining as of March 31, 2015 was $2 billion.

•	Cash and cash equivalents and non-equity investments — The company's cash and cash equivalents and non-equity investments portfolio totaled $14.1 billion at March 31, 2015.

Business Outlook
2015

•
Second quarter 2015 — The company expects net revenues in the range of $4,400 - $4,500 million with GAAP earnings per diluted share in the range of $0.44 - $0.49 and non-GAAP earnings per diluted share in the range of $0.71 - $0.73. GAAP earnings include an estimate of separation and restructuring costs of $130 - $150 million.

•
Full year 2015 — The company expects net revenues in the range of $18,350 - $18,850 million with GAAP earnings per diluted share in the range of $2.17 - $2.32 and non-GAAP earnings per diluted share in the range of $3.05 - $3.15. GAAP earnings include an estimate of separation and restructuring costs of $350 - $400 million.

Quarterly Conference Call and Webcast

eBay Inc. will host a conference call to discuss first quarter 2015 results at 2:00 p.m. Pacific Time today. A live webcast of the conference call, together with a slide presentation that includes supplemental financial information and reconciliations of certain non-GAAP measures to their nearest comparable GAAP measures, can be accessed through the company's Investor Relations website at http://investor.ebayinc.com. In addition, an archive of the webcast will be accessible for 90 days through the same link.

eBay Inc. uses its Investor Relations website at http://investor.ebayinc.com as a means of disclosing material non-public information and for complying with its disclosure obligations under Regulation FD. Accordingly, investors should monitor, in addition to following press releases, SEC filings, public conference calls and webcasts.

About eBay Inc.

eBay Inc. (NASDAQ: EBAY) is a global commerce and payments leader, providing a robust platform where merchants of all sizes can compete and win. Founded in 1995 in San Jose, Calif., eBay Inc. connects millions of buyers and sellers and enabled $255 billion of commerce volume in 2014. We do so through eBay, one of the world's largest online marketplaces, which allows users to buy and sell in nearly every country on earth; through PayPal, which enables individuals and businesses to securely, easily and quickly send and receive digital payments; and through eBay Enterprise, which enables omnichannel commerce, multichannel retailing and digital marketing for global enterprises in the U.S. and internationally. We also reach millions through specialized marketplaces such as StubHub, the world's largest ticket marketplace, and eBay classifieds sites, which together have a presence in more than 1,000 cities around the world. For more information about the company and its global portfolio of online brands, visit www.ebayinc.com.

Presentation

All growth rates represent year over year comparisons, except as otherwise noted. All amounts in tables are presented in U.S. dollars, rounded to the nearest millions, except as otherwise noted. As a result, certain amounts may not sum or recalculate using the rounded dollar amounts provided.

Non-GAAP Financial Measures

This press release includes the following financial measures defined as “non-GAAP financial measures” by the Securities and Exchange Commission (SEC): non-GAAP net income, non-GAAP earnings per diluted share, non-GAAP operating margin, non-GAAP effective tax rate and free cash flow. These measures may be different from non-GAAP financial measures used by other companies. The presentation of this financial information, which is not prepared under any comprehensive set of accounting rules or principles, is not intended to be considered in isolation of, or as a substitute for, the financial information prepared and presented in accordance with generally accepted accounting principles (GAAP). For a reconciliation of these non-GAAP financial measures to the nearest comparable GAAP measures, see “Business Outlook,” “Non-GAAP Measures of Financial Performance,” “Reconciliation of GAAP Operating Margin to Non-GAAP Operating Margin,” “Reconciliation of GAAP Net Income to Non-GAAP Net Income and Reconciliation of GAAP Effective Tax Rate to Non-GAAP Effective Tax Rate” and “Reconciliation of Operating Cash Flow to Free Cash Flow” included in this press release.

Forward-Looking Statements

This press release contains forward-looking statements relating to, among other things, the planned separation of eBay Inc.'s Marketplaces and PayPal businesses, the company’s exploration of strategic alternatives for the Enterprise business, and the future performance of eBay Inc. and its consolidated subsidiaries that are based on the company's current expectations, forecasts and assumptions and involve risks and uncertainties. These statements include, but are not limited to, statements regarding the completion and timing of any such separation, the future performance of the Marketplaces and Payments businesses on a standalone business if the separation is completed, expected financial results for the second quarter and full year 2015, the future growth in the Payments, Marketplaces and Enterprise businesses, mobile payments and mobile commerce. Actual results could differ materially from those predicted or implied and reported results should not be considered as an indication of future performance. There is no assurance as to the timing of the spin-off or whether it will be completed. Other factors that could cause or contribute to such differences include, but are not limited to: whether the operational, marketing and strategic benefits of the separation can be achieved; whether the costs and expenses of the separation can be controlled within expectations; changes in political, business and economic conditions, any European, Asian or general economic downturn or crisis and any conditions that affect ecommerce growth; fluctuations in foreign currency exchange rates; the company's need to successfully react to the increasing importance of mobile payments and mobile commerce and the increasing social aspect of commerce; the company's ability to deal with the increasingly competitive ecommerce environment, including competition for its sellers from other trading sites and other means of selling, and competition for its buyers from other merchants, online and offline; changes to the company's capital allocation or management of operating cash; the company's need to manage an increasingly large enterprise with a broad range of businesses of varying degrees of maturity and in many different geographies; the effect of management changes and business initiatives; the company's need and ability to manage other regulatory, tax and litigation risks as its services are offered in more jurisdictions and applicable laws become more restrictive; any changes the company may make to its product offerings; the competitive, regulatory, payment card association-related and other risks specific to PayPal and PayPal Credit, especially as PayPal continues to expand geographically and introduce new products and as new laws and regulations related to financial services companies come into effect; the company's ability to timely upgrade and develop its technology systems, infrastructure and customer service capabilities at reasonable cost; the company's ability to maintain site stability and performance on all of its sites while adding new products and features in a timely fashion; and the company's ability to profitably integrate, manage and grow businesses that have been acquired or may be acquired in the future. The forward-looking statements in this release do not include the potential impact of any acquisitions or divestitures that may be announced and/or completed after the date hereof.

More information about factors that could affect the company's operating results is included under the captions “Risk Factors” and “Management's Discussion and Analysis of Financial Condition and Results of Operations” in the company's most recent annual report on Form 10-K and subsequent quarterly reports on Form 10-Q, copies of which may be obtained by visiting the company's Investor Relations website at http://investor.ebayinc.com or the SEC's website at www.sec.gov. All information in this release is as of April 22, 2015. Undue reliance should not be placed on the forward-looking statements in this press release, which are based on information available to the company on the date hereof. The company assumes no obligation to update such statements.

Investor Relations Contact:	Tracey Ford; Tom Hudson	tford@ebay.com; thhudson@ebay.com
Media Relations Contact:	Amanda Miller	press@ebay.com
Investor Information Request:	408-221-1984
Company News:	http://www.ebayinc.com/news
Investor Relations website:	http://investor.ebayinc.com

eBay Inc.
Unaudited Condensed Consolidated Balance Sheet

	March 31, 2015	December 31, 2014
	(In millions)

ASSETS
Current assets:
Cash and cash equivalents	$5,473	$6,328
Short-term investments	4,206	3,770
Accounts receivable, net	703	797
Loans and interest receivable, net	3,578	3,600
Funds receivable and customer accounts	10,891	10,545
Other current assets	1,663	1,491
Total current assets	26,514	26,531
Long-term investments	5,647	5,777
Property and equipment, net	2,947	2,902
Goodwill	8,965	9,094
Intangible assets, net	481	564
Other assets	287	264
Total assets	$44,841	$45,132
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Short-term debt	$868	$850
Accounts payable	393	401
Funds payable and amounts due to customers	10,891	10,545
Accrued expenses and other current liabilities	5,145	5,393
Deferred revenue	190	188
Income taxes payable	124	154
Total current liabilities	17,611	17,531
Deferred and other tax liabilities, net	768	792
Long-term debt	6,795	6,777
Other liabilities	129	126
Total liabilities	25,303	25,226

Total stockholders' equity	19,538	19,906
Total liabilities and stockholders' equity	$44,841	$45,132

eBay Inc.
Unaudited Condensed Consolidated Statement of Income

	Three Months Ended March 31,
	2015	2014
	(In millions, except per share amounts)

Net revenues	$4,448	$4,262
Cost of net revenues (1)	1,450	1,351
Gross profit	2,998	2,911
Operating expenses:
Sales and marketing (1)	794	805
Product development (1)	485	480
General and administrative (1)	665	465
Provision for transaction and loan losses	264	204
Amortization of acquired intangible assets	58	79
Total operating expenses	2,266	2,033
Income from operations	732	878
Interest and other, net	8	(5)
Income before income taxes	740	873
Provision for income taxes	(114)	(3,199)
Net income (loss)	$626	$(2,326)
Net income (loss) per share:
Basic	$0.51	$(1.82)
Diluted	$0.51	$(1.82)
Weighted average shares:
Basic	1,216	1,276
Diluted	1,229	1,276

(1) Includes stock-based compensation as follows:
Cost of net revenues	$21	$17
Sales and marketing	47	42
Product development	58	51
General and administrative	59	39
	$185	$149

eBay Inc.
Unaudited Condensed Consolidated Statement of Cash Flows

	Three Months Ended March 31,
	2015	2014
	(In millions)
Cash flows from operating activities:
Net income (loss)	$626	$(2,326)
Adjustments:
Provision for transaction and loan losses	264	204
Depreciation and amortization	381	382
Stock-based compensation	185	149
Deferred income taxes	(87)	3,108
Changes in assets and liabilities, net of acquisition effects	(218)	(343)
Net cash provided by operating activities	1,151	1,174
Cash flows from investing activities:
Purchases of property and equipment	(322)	(206)
Changes in principal loans receivable, net	(12)	(2)
Purchases of investments	(2,423)	(1,261)
Maturities and sales of investments	2,034	2,006
Acquisitions, net of cash acquired	—	(4)
Other	(1)	(1)
Net cash provided by (used in) investing activities	(724)	532
Cash flows from financing activities:
Proceeds from issuance of common stock	38	55
Repurchases of common stock	(1,000)	(1,811)
Excess tax benefits from stock-based compensation	28	60
Tax withholdings related to net share settlements of restricted stock units and awards	(51)	(104)
Funds receivable and customer accounts, net	(346)	(388)
Funds payable and amounts due to customers, net	346	388
Other	—	7
Net cash provided by (used in) financing activities	(985)	(1,793)
Effect of exchange rate changes on cash and cash equivalents	(297)	8
Net (decrease) increase in cash and cash equivalents	(855)	(79)
Cash and cash equivalents at beginning of period	6,328	4,494
Cash and cash equivalents at end of period	$5,473	$4,415

eBay Inc.
Unaudited Summary of Consolidated Net Revenues

Net Revenues by Type (1)	Three Months Ended
	March 31, 2015	December 31, 2014	September 30, 2014	June 30, 2014	March 31, 2014
Net transaction revenues	(In millions, except percentages)
Marketplaces	$1,672	$1,839	$1,707	$1,722	$1,727
Current quarter vs prior quarter	(9)%	8%	(1)%	—%	(6)%
Current quarter vs prior year quarter	(3)%	1%	6%	9%	11%
Percent of Marketplaces revenue from international	55%	57%	57%	58%	58%
Payments	1,940	1,994	1,783	1,741	1,700
Current quarter vs prior quarter	(3)%	12%	2%	2%	—%
Current quarter vs prior year quarter	14%	18%	19%	18%	19%
Percent of Payments revenue from international	56%	57%	56%	56%	56%
Enterprise	224	371	199	207	208
Current quarter vs prior quarter	(40)%	86%	(4)%	—%	(38)%
Current quarter vs prior year quarter	8%	11%	8%	7%	12%
Percent of Enterprise revenue from international	3%	3%	4%	4%	4%
Total net transaction revenues	3,836	4,204	3,689	3,670	3,635
Current quarter vs prior quarter	(9)%	14%	1%	1%	(6)%
Current quarter vs prior year quarter	6%	9%	12%	13%	14%

Marketing services and other revenues
Marketplaces	397	493	449	452	428
Current quarter vs prior quarter	(19)%	10%	(1)%	6%	(9)%
Current quarter vs prior year quarter	(7)%	5%	7%	7%	6%
Percent of Marketplaces revenue from international	70%	67%	70%	72%	71%
Payments	168	169	167	205	145
Current quarter vs prior quarter	(1)%	1%	(19)%	41%	1%
Current quarter vs prior year quarter	16%	18%	31%	38%	27%
Percent of Payments revenue from international	4%	4%	4%	3%	3%
Enterprise	64	72	60	60	61
Current quarter vs prior quarter	(11)%	20%	—%	(2)%	(17)%
Current quarter vs prior year quarter	5%	(3)%	(10)%	(9)%	(1)%
Percent of Enterprise revenue from international	—%	—%	—%	—%	—%
Total marketing services and other revenues	629	734	676	717	634
Current quarter vs prior quarter	(14)%	9%	(6)%	13%	(8)%
Current quarter vs prior year quarter	(1)%	7%	10%	12%	10%

Elimination of inter-segment net revenue (2)	(17)	(17)	(12)	(21)	(7)
Total net revenues	$4,448	$4,921	$4,353	$4,366	$4,262
Current quarter vs prior quarter	(10)%	13%	—%	2%	(6)%
Current quarter vs prior year quarter	4%	9%	12%	13%	14%

(1)
During the first quarter of 2014, we changed our reportable segments based on changes in our organizational structure which reflect the integration of our Magento platform into our Enterprise segment. Prior to this change, Magento was reported in corporate and other. Also during the quarter, we revised our internal management reporting of certain Marketplaces transactions to align more closely with our related operating metrics. Related to this change, we reclassified our Marketplaces vehicles and real estate revenues from net transaction revenues to marketing services and other revenues. Prior period amounts have been revised to conform to the current period segment reporting structure.

(2)	Represents revenue generated between our reportable segments.

Net Revenues by Geography (1)	Three Months Ended
	March 31, 2015	December 31, 2014	September 30, 2014	June 30, 2014	March 31, 2014
	(In millions, except percentages)
U.S. net revenues	$2,149	$2,400	$2,050	$2,047	$1,998
Current quarter vs prior quarter	(10)%	17%	—%	2%	(8)%
Current quarter vs prior year quarter	8%	10%	9%	9%	12%
Percent of total	48%	49%	47%	47%	47%

International net revenues	2,299	2,521	2,303	2,319	2,264
Current quarter vs prior quarter	(9)%	9%	(1)%	2%	(4)%
Current quarter vs prior year quarter	2%	7%	14%	16%	16%
Percent of total	52%	51%	53%	53%	53%

Total net revenues	$4,448	$4,921	$4,353	$4,366	$4,262
Current quarter vs prior quarter	(10)%	13%	—%	2%	(6)%
Current quarter vs prior year quarter	4%	9%	12%	13%	14%

(1)
Revenues are attributed to U.S. and international geographies primarily based upon the country in which the seller, payment recipient, customer, website that displays advertising, or other service provider, as the case may be, is located.

eBay Inc.
Unaudited eBay Inc. Supplemental Operating Data

	Three Months Ended
	March 31, 2015	December 31, 2014	September 30, 2014	June 30, 2014	March 31, 2014
		(In millions, except percentages)
ECV (1)	$67,760	$72,005	$63,056	$61,639	$58,495
Current quarter vs prior quarter	(6%)	14%	2%	5%	(2%)
Current quarter vs prior year quarter	16%	21%	27%	26%	24%

(1)
Includes Marketplaces GMV, Payments Merchant Services Net TPV and eBay Enterprise Gross Merchandise Sales not earned on eBay or paid for via PayPal or PayPal Credit during the period; excludes volume transacted through the Magento platform. PayPal Merchant Services Net TPV is the total dollar volume of payments, net of payment reversals, successfully completed through our payments networks, including PayPal Credit, Venmo, and payments processed through Braintree’s full stack payments platform during the period, excludes PayPal’s and Braintree’s payment gateway businesses and payments for transactions on our Marketplaces platforms.

eBay Inc.
Unaudited Payments Supplemental Operating Data

		Three Months Ended
	March 31,	December 31,	September 30,	June 30,	March 31,
	2015	2014	2014	2014	2014
	(In millions, except percentages)
Active registered accounts (1)	165.2	161.5	156.9	152.5	148.4
Current quarter vs prior quarter	2%	3%	3%	3%	4%
Current quarter vs prior year quarter	11%	13%	14%	15%	16%

Net number of payments (2)	1,039.7	1,057.7	893.0	849.7	835.3
Current quarter vs prior quarter	(2)%	18%	5%	2%	(1)%
Current quarter vs prior year quarter	24%	25%	22%	21%	23%

Net total payment volume (3)	$61,413	$64,296	$56,576	$55,046	$52,006
Current quarter vs prior quarter	(4)%	14%	3%	6%	—%
Current quarter vs prior year quarter	18%	24%	29%	29%	27%
On eBay net total payment volume as % of net total payment volume	24%	24%	25%	27%	29%
Merchant Services net total payment volume as % of net total payment volume	76%	76%	75%	73%	71%

Take rate (4)	3.43%	3.36%	3.45%	3.53%	3.55%

Transaction rates (5)
Expense rate	0.94%	0.92%	0.95%	0.95%	0.99%
Loss rate	0.31%	0.32%	0.33%	0.28%	0.27%
Margin rate	63.8%	63.2%	62.8%	65.1%	64.6%

(1)
All registered accounts that successfully sent or received at least one payment or payment reversal through our payments networks, including PayPal Credit and Venmo, but excluding users of Braintree’s unbranded payment checkout solutions, within the last 12 months and which are currently able to transact.

(2)
Total number of payments, net of payment reversals, successfully completed through our payments networks, including PayPal Credit, Venmo and payments processed through Braintree’s full stack payments platform during the period; excludes payments sent or received through PayPal’s and Braintree’s payment gateway businesses.

(3)
Total dollar volume of payments, net of payment reversals, successfully completed through our payments networks, including PayPal Credit, Venmo, and payments processed through Braintree’s full stack payments platform during the period; excludes payments sent or received through PayPal’s and Braintree’s payment gateway businesses.

(4)
Take Rate reflects total net revenues earned through our payments networks, including PayPal Credit, Braintree, Venmo, PayPal’s payment gateway business, subscription fees and other net revenues, divided by Net Total Payment Volume.

(5)	Expense Rate reflects third party payment processing expenses and other related service costs, divided by Net Total Payment Volume.

Loss Rate reflects expense associated with our customer protection programs, fraud, chargebacks and merchant credit losses, bad debt expense associated with our accounts receivable balances and loan reserves associated with our loan receivables balances, divided by Net Total Payment Volume.

Margin Rate reflects Take Rate less Expense Rate and Loss Rate, divided by Take Rate.

eBay Inc.
Unaudited Marketplaces Supplemental Operating Data

		Three Months Ended
	March 31,	December 31,	September 30,	June 30,	March 31,
	2015	2014	2014	2014	2014
		(In millions, except percentages)
Active Buyers (1)	157.3	155.2	152.3	148.9	145.1
Current quarter vs prior quarter	1%	2%	2%	3%	3%
Current quarter vs prior year quarter	8%	11%	13%	14%	14%

Gross Merchandise Volume (2)	$20,195	$21,849	$20,075	$20,485	$20,545
Current quarter vs prior quarter	(8)%	9%	(2)%	—%	(4)%
Current quarter vs prior year quarter	(2)%	2%	9%	12%	12%
U.S. GMV as % of total GMV	41%	39%	39%	39%	40%
International GMV as % of total GMV	59%	61%	61%	61%	60%

eBay's classifieds web sites, brands4friends and Shopping.com are not included in these metrics.

(1)
All buyers (including buyers of Half.com, StubHub, GittiGidiyor, and our Korean subsidiary) who successfully closed a transaction within the previous 12-month period. Buyers may register more than once, and as a result, may have more than one account.

(2)
Total value of all successfully closed transactions between users on Marketplaces platforms during the period regardless of whether the buyer and seller actually consummated the transaction; excludes vehicles and real estate gross merchandise volume.

eBay Inc.
Unaudited Enterprise Supplemental Operating Data

		Three Months Ended
	March 31,	December 31,	September 30,	June 30,	March 31,
	2015	2014	2014	2014	2014
		(In millions, except percentages)
Gross Merchandise Sales (1)	$1,014	$1,927	$900	$940	$936
Current quarter vs prior quarter	(47%)	114%	(4%)	—%	(47%)
Current quarter vs prior year quarter	8%	9%	14%	15%	16%

(1)
Represents the retail value of all sales transactions, inclusive of freight charges and net of allowance for returns and discounts, which flow through our Enterprise commerce technologies, whether we record the full amount of such transaction as a product sale or a percentage of such transaction as a service fee; excludes volume transacted through the Magento platform.

eBay Inc.
Business Outlook
(In Millions, Except Per Share Amounts)
The guidance figures provided below and elsewhere in this press release are forward-looking statements, reflect a number of estimates, assumptions and other uncertainties, and are approximate in nature because the company's future performance is difficult to predict. Such guidance is based on information available on the date of this press release, and the company assumes no obligation to update it.
The company's future performance involves risks and uncertainties, and the company's actual results could differ materially from the information below and elsewhere in this press release. Some of the factors that could affect the company's operating results are set forth under the caption “Forward-Looking Statements” above in this press release. More information about factors that could affect the company's operating results is included under the captions “Risk Factors” and “Management's Discussion and Analysis of Financial Condition and Results of Operations” in its most recent annual report on Form 10-K and subsequent quarterly reports on Form 10-Q, copies of which may be obtained by visiting the company's investor relations website at http://investor.ebayinc.com or the SEC's website at www.sec.gov.

Three Months Ending
June 30, 2015
(In millions, except per share amounts)	GAAP	Non-GAAP (a)
Net Revenue	$4,400 - $4,500	$4,400 - $4,500
Diluted EPS	$0.44 - $0.49	$0.71 - $0.73

Twelve Months Ending
December 31, 2015
(In millions, except per share amounts)	GAAP	Non-GAAP (b)
Net Revenue	$18,350 - $18,850	$18,350 - $18,850
Diluted EPS	$2.17 - $2.32	$3.05 - $3.15

(a)
Estimated non-GAAP amounts above for the three months ending June 30, 2015, reflect adjustments that exclude the estimated amortization of acquired intangible assets of approximately $75 - $85 million, estimated separation and restructuring expense of approximately $130 - $150 million and estimated stock-based compensation expense and employer payroll taxes on stock-based compensation expense of approximately $205 - $215 million as well as the related tax impact.

(b)
Estimated non-GAAP amounts above for the twelve months ending December 31, 2015, reflect adjustments that exclude the estimated amortization of acquired intangible assets of approximately $305 - $315 million, estimated separation and restructuring expense of approximately $350 - $400 million and estimated stock-based compensation expense and employer payroll taxes on stock-based compensation expense of approximately $740 - $760 million.

eBay Inc.
Non-GAAP Measures of Financial Performance
To supplement the company's condensed consolidated financial statements presented in accordance with generally accepted accounting principles, or GAAP, the company uses non-GAAP measures of certain components of financial performance. These non-GAAP measures include non-GAAP net income, non-GAAP earnings per diluted share, non-GAAP operating margin, non-GAAP effective tax rate, and free cash flow.
These non-GAAP measures are not in accordance with, or an alternative to, measures prepared in accordance with GAAP and may be different from non-GAAP measures used by other companies. In addition, these non-GAAP measures are not based on any comprehensive set of accounting rules or principles. Non-GAAP measures have limitations in that they do not reflect all of the amounts associated with the company's results of operations as determined in accordance with GAAP. These measures should only be used to evaluate the company's results of operations in conjunction with the corresponding GAAP measures.
Reconciliation to the nearest GAAP measure of all non-GAAP measures included in this press release can be found in the tables included in this press release.
These non-GAAP measures are provided to enhance investors' overall understanding of the company's current financial performance and its prospects for the future. Specifically, the company believes the non-GAAP measures provide useful information to both management and investors by excluding certain expenses, gains and losses, or net purchases of property and equipment, as the case may be, that may not be indicative of its core operating results and business outlook. In addition, because the company has historically reported certain non-GAAP results to investors, the company believes that the inclusion of non-GAAP measures provides consistency in the company's financial reporting.
For its internal budgeting process, and as discussed further below, the company's management uses financial measures that do not include stock-based compensation expense, employer payroll taxes on stock-based compensation, amortization or impairment of acquired intangible assets, impairment of goodwill, significant gains or losses from the disposal/acquisition of a business, certain effects of the planned separation of our eBay and PayPal business, certain gains and losses on investments, restructuring-related charges and the income taxes associated with the foregoing. In addition to the corresponding GAAP measures, the company's management also uses the foregoing non-GAAP measures in reviewing the financial results of the company.
The company excludes the following items from non-GAAP net income, non-GAAP earnings per diluted share, non-GAAP operating margin and non-GAAP effective tax rate:
Stock-based compensation expense and related employer payroll taxes. This expense consists of expenses for stock options, restricted stock and employee stock purchases. The company excludes stock-based compensation expense from its non-GAAP measures primarily because they are non-cash expenses that management does not believe are reflective of ongoing operating results. The related employer payroll taxes is dependent on the company's stock price and the timing and size of exercises by employees of their stock options and the vesting of their restricted stock, over which management has limited to no control, and as such management does not believe it correlates to the company's operation of the business.
Amortization or impairment of acquired intangible assets, impairment of goodwill, significant gains or losses and transaction expenses from the acquisition or disposal of a business and certain gains or losses on investments. The company incurs amortization or impairment of acquired intangible assets and goodwill in connection with acquisitions and may incur significant gains or losses from the acquisition or disposal of a business and therefore excludes these amounts from its non-GAAP measures. The company also excludes certain gains and losses on investments. The company excludes the impact of the accretion of a note receivable associated with the disposal of certain businesses. The company excludes these items because management does not believe they correlate to the ongoing operating results of the company's business.
Restructuring. These charges consist of expenses for employee severance and other exit and disposal costs. The company excludes significant restructuring charges primarily because management does not believe they are reflective of ongoing operating results.
Other certain significant gains, losses, or charges that are not indicative of the Company’s core operating results.  These are significant gains, losses, or charges during a period that are the result of isolated events or transactions which have not occurred frequently in the past and are not expected to occur regularly or be repeated in the future.  The company excludes these amounts from its results primarily because management does not believe they are indicative of its current or ongoing operating results.
Separation. These are significant expenses that are related to the planned separation of our eBay and PayPal businesses into separate publicly traded companies. These consist primarily of third-party consulting fees, legal fees, employee retention payments and other expenses incurred to complete the separation.
Tax effect of non-GAAP adjustments. This amount is used to present stock-based compensation and the other amounts described above on an after-tax basis consistent with the presentation of non-GAAP net income.
In addition to the non-GAAP measures discussed above, the company also uses free cash flow. Free cash flow represents operating cash flows less purchases of property and equipment. The company considers free cash flow to be a liquidity measure that provides useful information to management and investors about the amount of cash generated by the business after the purchases of property, buildings, and equipment, which can then be used to, among other things, invest in the company's business, make strategic acquisitions, and repurchase stock. A limitation of the utility of free cash flow as a measure of financial performance is that it does not represent the total increase or decrease in the company's cash balance for the period.

eBay Inc.
Reconciliation of GAAP Operating Margin to Non-GAAP Operating Margin

	Three Months Ended
	March 31, 2015	March 31, 2014
	(In millions, except percentages)
GAAP operating income	$732	$878
Stock-based compensation expense and related employer payroll taxes	191	164
Amortization of acquired intangible assets within cost of net revenues	16	24
Amortization of acquired intangible assets within operating expenses	58	79
Separation	87	—
Restructuring	119	—
Total non-GAAP operating income adjustments	471	267
Non-GAAP operating income	$1,203	$1,145
Non-GAAP operating margin	27.0%	26.9%

Reconciliation of GAAP Net Income (Loss) to Non-GAAP Net Income and
GAAP Effective Tax Rate to Non-GAAP Effective Tax Rate

	Three Months Ended
	March 31, 2015	March 31, 2014
	(In millions, except percentages)
GAAP income before income taxes	$740	$873
GAAP provision for income taxes	(114)	(3,199)
GAAP net income (loss)	$626	$(2,326)
Non-GAAP adjustments to net income (loss):
Non-GAAP operating income adjustments (see table above)	471	267
Amortization of intangibles of investments	—	1
Other significant gains, losses or charges	(9)	3,039
Tax effect of non-GAAP adjustments	(145)	(82)
Non-GAAP net income	$943	$899

Diluted net income (loss) per share:
GAAP	$0.51	$(1.82)
Non-GAAP	$0.77	$0.70
Shares used in GAAP diluted net income (loss) per-share calculation	1,229	1,276
Shares used in non-GAAP diluted net income per-share calculation	1,229	1,292

GAAP effective tax rate	15%	366%
Tax effect of non-GAAP adjustments to net income (loss)	7%	(345)%
Non-GAAP effective tax rate	22%	21%

Reconciliation of Operating Cash Flow to Free Cash Flow

	Three Months Ended
	March 31, 2015	March 31, 2014
	(In millions)
Net cash provided by operating activities	$1,151	$1,174
Less: Purchases of property and equipment	(322)	(206)
Free cash flow	$829	$968